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                                                                    EXHIBIT 99.1




[PERCEPTRON LOGO]




Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES THIRD QUARTER RESULTS FOR FISCAL YEAR 2004

PLYMOUTH, MICHIGAN, MAY 11, 2004 -- PERCEPTRON, INC. (NASDAQ: PRCP) today announced sales of $12.4 million and net income of $508,000, or $0.06 per share, for the third quarter ended March 31, 2004, compared with sales of $16.0 million and net income of $809,000, or $0.10 per share, for the quarter ended March 31, 2003. For the nine-month period ended March 31, 2004 the Company reported sales of $38.2 and net income of $3.1 million or $0.36 per share, compared with sales of $39.5 million and net income of $2.2 million, or $0.27 per share, for the same period one year ago.

As expected, sales this quarter remained strong. Higher sales for the quarter one year ago primarily resulted from the delivery of several AutoGauge systems to a single European customer to support a large new vehicle tooling program.

Significantly, the Company reported strong new order bookings of $15.0 million during the third quarter compared with new order bookings of $12.4 million in the second quarter of fiscal 2004 and $14.0 million for the quarter ended March 31, 2003. The Company's backlog was $19.3 million as of March 31, 2004 compared with $16.6 million as of December 31, 2003.

The Company's infrastructure costs for the third quarter of fiscal 2004, comprised of selling, general and administrative expense and engineering, research and development expenses, were slightly lower than for the same period one year ago. Operating income for the third quarter of fiscal 2004 of $1.0 million, or 8.1% of sales, was consistent with the level of sales achieved this quarter. Operating income for the third quarter of fiscal 2003 was $4.6 million, or 28.8% of sales.

The higher operating income and incremental gross profit for the quarter one year ago was primarily due to the higher level of sales in the quarter reflecting the higher than normal revenue in Europe, and higher than normal customer buy-offs on completed system installations with nominal associated costs. Manufacturing and installation costs, which are relatively fixed, were 27% of sales this quarter compared to 19% last year when sales were much higher. This was the primary reason for the reduction in the percentage of gross margin from 58% last year to the more normal level of 46% in the third quarter of fiscal 2004.

Other expense for the third quarter of fiscal 2003 included a $2.4 million pre-tax charge for an arbitration award against Perceptron B.V., a wholly-owned subsidiary of the Company.

Alfred A. Pease, chairman, president and chief executive officer, commented, "We were pleased with our operating results and the higher level of new orders received during the quarter. We expect our fourth quarter results to be comparable to those achieved during the third quarter. Our balance sheet is strong with cash increasing by $4.1 million during the quarter to $21.5 million as of March 31, 2004. Shareholders' equity rose to $49.4 million, or $5.71 per share, as of March 31, 2004."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, chairman, president and chief executive officer today at 10:00 a.m. (EDT). Investors can access the call at http://www.firstcallevents.com/service/ajwz406382199gf12.html or by dialing 800 915-4836 (domestic callers) or 973 317-5319 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 12:00 p.m. today and running until 11:59 p.m. on Tuesday, May 18, 2004. You can access the rebroadcast by dialing 800 428-6051 (domestic callers) or 973 709-2089 (international callers) and entering the passcode of 354777.

A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.

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About Perceptron

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 215 employees worldwide, with facilities in the United States, Germany, Netherlands, France, Brazil, and Japan. For more information, please visit www.perceptron.com

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2004 and future revenue, order booking levels and earnings levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry, and the impact of cost reduction initiatives on the Company's revenues, order bookings and earnings.

The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.

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                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                    (In Thousands Except Per Share Amounts)
                                  (Unaudited)

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CONDENSED INCOME STATEMENTS                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                                       MARCH 31,              MARCH 31,

                                                   2004       2003         2004       2003
                                                --------    --------    --------   --------
Net Sales                                       $ 12,359    $ 15,967    $ 38,234   $ 39,495
Cost of Sales                                      6,639       6,677      20,416     18,699
                                                --------    --------    --------   --------
    Gross Profit                                   5,720       9,290      17,818     20,796
Selling, General and Administrative Expense        2,897       3,095       8,597      8,937
Engineering, Research and Development Expense      1,660       1,597       4,762      4,631
Other Expense                                        166           -         166          -
                                                --------    --------    --------   --------
    Operating Income                                 997       4,598       4,293      7,228
Interest Income (Expense), net                        53          22         193        (46)
Arbitration Charge                                     -      (2,370)          -     (2,370)
Foreign Currency and Other                            (5)         61         747         (8)
                                                --------    --------    --------   --------
Income Before Income Taxes                         1,045       2,311       5,233      4,804
Income Tax Expense                                   537       1,502       2,168      2,573
                                                --------    --------    --------   --------
Net Income                                      $    508    $    809    $  3,065   $  2,231
                                                ========    ========    ========   ========
Earnings Per Share
        Basic                                   $   0.06    $   0.10    $   0.36   $   0.27
        Diluted                                 $   0.05    $   0.09    $   0.33   $   0.26
Weighted Average Common Shares Outstanding
        Basic                                      8,647       8,309       8,554      8,269
        Diluted                                    9,404       8,689       9,311      8,434

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CONDENSED BALANCE SHEETS                                        MARCH 31,    JUNE 30,
                                                                  2004         2003
                                                                -------      -------
Cash and Cash Equivalents                                       $21,546      $11,101
Other Current Assets                                             24,107       33,773
Property and Equipment, Net                                       8,075        8,290
Other Non-Current Assets, Net                                     6,054        6,250
                                                                -------      -------
        Total Assets                                            $59,782      $59,414
                                                                =======      =======
Current Liabilities                                             $10,384      $14,469
Shareholders' Equity                                             49,398       44,945
                                                                -------      -------
        Total Liabilities and Shareholders' Equity              $59,782      $59,414
                                                                =======      =======
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